Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE:	January 28, 2015
CONTACT:	Larry Hueth
President and Chief Executive Officer
PHONE:	(360) 565-8544

FIRST FEDERAL ANNOUNCES MEMBER APPROVAL OF CONVERSION AND
FUNDING OF CHARITABLE FOUNDATION

Port Angeles, Washington, January 28, 2015 — First Federal Savings and Loan Association of Port Angeles (“First Federal” or the “Bank”) today announced that the members of First Federal have approved the plan of conversion (the “Plan”) pursuant to which First Federal will convert from the mutual to the stock form of organization.  Members also approved the contribution to the First Federal Community Foundation (the “Foundation”) established by First Federal in connection with the conversion.

First Northwest Bancorp (“First Northwest” or the “Company”), the Washington corporation created by First Federal to become the holding company for First Federal, also announced that the Company expects to sell 12,167,000 shares of common stock at $10.00 per share, for gross offering proceeds of $121.7 million in the offering undertaken in connection with the conversion.  Following the closing of the conversion, the Company will have 13,100,360 shares of common stock outstanding, including 933,360 shares of common stock contributed to First Federal Community Foundation.

Subject to the receipt of final regulatory approvals and satisfaction of customary closing conditions, the conversion is expected to close on or about January 29, 2015. The shares of common stock sold in the offering are expected to begin trading on the NASDAQ Capital Market on or about January 30, 2015 under the trading symbol “FNWB.”  Investors should note that the trading symbol has changed from the proposed symbol contained in the prospectus.

The offering was oversubscribed by eligible depositors of First Federal as of March 31, 2011, who had a first category priority in the subscription offering.  Accordingly, these subscribers will have valid orders filled in accordance with the allocation procedures set forth in the Plan and as described in the prospectus.  If you are a first category subscriber and would like to confirm your allocation, allocation information will be available by contacting the stock information center at (844) 731-2610.  The stock information center will be open for this purpose from 10:00 a.m. until 4:00 p.m., Pacific Time, beginning on January 29, 2015.  No other orders placed in the subscription and community offering will be filled and subscribers will have their funds returned with interest promptly upon closing of the conversion.

The Bank’s Employee Stock Ownership Plan (“ESOP”) was also unable to purchase any shares in the offering as a result of the oversubscription.   Subject to regulatory approval, the ESOP intends to purchase up to 1,048,029 shares of First Northwest common stock in the open market following the commencement of trading.  Directors and executive officers of the Bank may also purchase shares of First Northwest common stock in the open market to the extent that their orders were not filled as a result of the oversubscription.

Larry Hueth, President and Chief Executive Officer of First Federal, stated:  “The Board of Directors and all of the employees of First Federal appreciate the strong support of First Federal by our customers and the community.  We look forward to continuing to serve our communities as an even stronger community bank.  In addition, the First Federal Community Foundation will receive a contribution in cash and stock of over $9.7 million, which will be used to provide charitable support to our communities.”

About First Federal

 First Federal is a Washington-chartered, community-based savings bank primarily serving the North Olympic Peninsula (Clallam and Jefferson counties) region of Washington through nine full-service banking offices, eight of which are located within Clallam and Jefferson counties, Washington, and one that is located in Kitsap County.  First Federal also has one loan production office located in Bellingham, Washington.

Disclosures About Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 about the conversion and offering.  Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “may,” “continue,” or similar terms or variations on those terms, or the negative of those terms.  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the conversion and offering, a failure to receive one or more of the necessary approvals referenced above, changes to the real estate and economic environment, particularly in the market areas in which First Federal operates, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes affecting financial institutions, including regulatory compliance costs and capital requirements that could adversely affect the business in which First Northwest and First Federal are engaged.  First Northwest wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made.  Except as required by law, First Northwest does not undertake any obligation to update any forward-looking statements to reflect changes in belief, expectations or events.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This press release is neither an offer to sell nor a solicitation of an offer to buy common stock.

The shares of common stock of First Northwest are not deposits or savings accounts, may lose value and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.